Exhibit 10.14
Cornerstone Biopharma, Inc.
2000 Regency Parkway, Suite 244
Cary, NC 275l8
February 15, 2008
Allan M. Weinstein, M.D.
Pharmaceutical Innovations, LLC
3301 New Mexico Avenue, N.W., Suite 302
Washington, D.C. 20016
Re: Cornerstone License Agreement dated August 31, 2006, as amended — Second Amendment
Dear Allan:
This letter will serve to reflect our agreement regarding an amendment of the above-referenced license agreement (the “Agreement”). As you know, Cornerstone Biopharma, Inc. (“Cornerstone”) exercised its right under Section 6.03 of the Agreement to terminate the Agreement with respect to the Licensed Product referenced in Section 1.10(ii) (Allerx HC) by providing written notice to Pharmaceutical Innovations, LLC on December 22, 2007 of such intent. The parties wish to amend the Agreement to reflect such partial termination as well as make other modifications to the Agreement.
Section 1.10 of the Agreement is hereby deleted in its entirety and replaced with the following.
“1.10. Licensed Products” shall mean the following prescription day-night products which fall within the scope of one or more valid claims of any PI Patent: (i) a product (which may be known as AlleRx PE) consisting of 40 mg. phenylephrine/2.5 mg. methscopolamine nitrate, for daytime use and 10 mg. phenylephrine/8 mg. chlorpheniramine maleate/2.5 mg. methscopolamine nitrate for nighttime use; and (ii) a product consisting of 120 mg. pseudoephedrine/2.5 mg. methscopolamine nitrate, for daytime use and 8 mg. chlorpheniramine maleate/2.5 mg. methscopolamine nitrate/an attenuated dose of pseudoephedrine or phenylephrine for nighttime use.
Section 4.03 of the Agreement is hereby deleted in its entirety and replaced with the following:
“4.03 With respect to the Licensed Products referenced in Section 1.10 hereof, Cornerstone shall pay to PI Minimum Royalty Payments equal to Three Hundred Thousand Dollars ($300,000) per Calendar Year for the term of this Agreement beginning with Calendar Year 2007 and ending at the beginning of the Seven Year Period (such Minimum Royalty Payments to be pro rated for periods of less than twelve months); provided, however, that the Minimum Royalty Payments for Calendar Year 2007 shall be One Hundred Fifty Thousand Dollars ($150,000). To clarify regarding pro ration, by way of example, if the PI Patents expire on August 31, 2011, the Minimum Royalty Payment for that Calendar Year shall be 66 2/3% of $300,000 or $200,000.”
Please sign where indicated below to confirm that this letter constitutes the Second Amendment to the Agreement and that Sections 1.10 and 4.03 now read as shown above.

Very truly yours,
/s/ Craig Collard
Craig Collard/President & Chief Executive Officer

Acknowledged and agreed:

Pharmaceutical Innovations, LLC

/s/ Allan Weinstein

Name: Allan Weinstein, M.D.
Title: President
Date: 2-15-2008

Termination and Mutual Release Agreement
     This Termination and Mutual Release Agreement (this “Agreement”) is made and entered into effective as of February 15, 2008, by and between (i) Pharmaceutical Innovations, LLC (“PI”) and (ii) Cornerstone BioPharma, Inc. (“Cornerstone”).
RECITALS:
     R-1. PI and Cornerstone are parties to a certain Cornerstone License Agreement dated August 31, 2006 (the “License Agreement”) relating to the commercialization of a product with amoxicillin clavulante and a decongestant expectorant or another anti-infective and decongestant expectorant.
     R-2. PI and Cornerstone desire to terminate the License Agreement, and to settle all claims and obligations, known and unknown, related to the Agreement and the Licensed Product.
     NOW THEREFORE, in consideration of the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Incorporation of Recitals. The preambles set forth above are incorporated herein and made a substantive part of this Agreement.
     2. Definitions.
     (a) References in this Agreement to PI and to Cornerstone shall mean those entities and their respective owners, employees, principals, partners, members, managers, directors, officers, affiliates, parent or subsidiary companies, predecessors, successors, assigns, designees, subcontractors or consultants, attorneys and insurers, whether past, present or future.
     (b) As used herein, “Claims” means any and all claims, cross-claims, demands, actions, causes of action, rights, suits, judgments, liens, damages, attorneys’ fees, interest, losses of service, expenses, costs and compensation of any nature whatsoever accruing through the date of this Agreement, known or unknown, disclosed or undisclosed, whether in law or equity or otherwise, liquidated or contingent, and relating to or arising out of or based upon any act, condition, occurrence or transaction relating to the License Agreement or the Licensed Product, except for any claims arising from the terms of this Agreement.
     3. Mutual Releases.
     (a) Release by PI. In consideration of the terms of this Agreement, PI hereby fully and forever releases, acquits, and discharges Cornerstone from any and all Claims.
     (b) Release by Cornerstone. In consideration of the terms of this Agreement, Cornerstone hereby fully and forever releases, acquits, and discharges PI from any and all Claims.

     4. Termination of License Agreement. The parties acknowledge and agree that the License Agreement is hereby terminated and shall be deemed null and void and of no further effect.
     5. Miscellaneous.
     (a) Cooperation. The parties hereto hereby agree to execute and deliver any and all other instruments or documents necessary to carry out this Agreement. The parties shall cooperate fully with each other and with their respective counsel in connection with any steps required to be taken as part of their respective obligations under this Agreement. Except as otherwise provided herein, each party shall bear its own costs and expenses incurred in connection with such cooperation.
     (b) Entire Agreement; No Oral Modification. This writing constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be modified, amended or terminated except by a written agreement specifically referring to this Agreement and signed by the parties hereto prior to the effective date of any such modification, amendment or termination.
     (c) Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Maryland.
     (d) Counterparts. This Agreement may be executed in one or more counterparts, and shall be effective when all parties have signed a counterpart hereof.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Pharmaceutical Innovations, LLC		Cornerstone BioPharma, Inc.

By:	/s/ Allan M. Weinstein	By:	/s/ Craig Collard

Allan M. Weinstein, M.D.		Craig Collard
President		President and CEO

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